SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549



                                   Form 8-K



                  Pursuant to Section 13 or 15(d) of the
                     Securities Exchange Act of 1934




    Date of Report (Date of earliest event reported):  October 28,1996


                           Donnelly Corporation
         (Exact name of Registrant as specified in its charter)


           Michigan                     I-9716               38-0493110
  (State or other jurisdiction   (Commission File No.)   (IRS Employer
   of incorporation)                                      Identification No.)

     414 East Fortieth Street, Holland, Michigan               49423
     (Address of principal executive offices)                (Zip Code)

   Registrant's telephone number, including area code     (616) 786-7000


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Item 2.          Acquisition or Disposition of Assets

           On October 14, 1996, the Registrant provided notice committing to the acquisition of an additional 13 percent of the general partner in Donnelly Hohe GmbH & Co. KG ("Hohe") by the end of October 1996. Previously the Registrant had acquired 66 2/3 percent of the limited partnership interests in Hohe and 48 percent of the general partner from the Hohe family. The Registrant, therefore, now directly controls Hohe and Hohe's financial statements will be consolidated with those of the Registrant. The terms of the acquisition were arrived at as a result of arm's length negotiations between the management of the Registrant and the individual holder of the general partner interest. The Registrant will pay approximately $20,000 for this additional interest in the general partner of Hohe.

           The Registrant continues to have options to increase its ownership to 80 percent of the limited partnership interest and 100 percent of the
general partner, exercisable at any time.   The Registrant also has an option
to buy the remainder of the limited partnership interest, exercisable after March 1998 pursuant to a formula price. Finally, the owners of the remaining limited partnership interest have an option to require the Registrant to buy their limited partnership interest at any time based upon the same formula.
An English language summary of the Acquisition Agreement and related documents was filed by the Company in form 8-K dated May 29, 1995.

Item 7.          Financial Statements, Pro Forma Financial Information and
                 Exhibits

           (a)   Financial Statements of Business Acquired

                 Audited financial statements for Hohe (the business acquired) for its fiscal year ended March 31, 1995 were previously filed by the Company under Form 8-K dated May 29, 1995 and are herein incorporated by reference.
At the time of this report, it is not practicable to provide audited financial statements for Hohe (the business acquired) for its fiscal year ended March 31, 1996, and two month period ended May 31, 1996, which are also required financial statements for this report. Such statements will be filed under cover of Form 8 as soon as practicable and not later than November 30, 1996.

           (b)   Pro Forma Financial Information

                 At this time of this report, it is not practicable to provide pro forma financial statements. Such statements will be filed under cover of Form 8 as soon as practicable and not later than November 30, 1996.

           (c)   Exhibits


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                                  Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  October 28, 1996

                             DONNELLY CORPORATION
                             (Registrant)


                             /S/ William R. Jellison
                             --------------------------------------
                             William R. Jellison
                             Vice President of Financial Operations